Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2013 FOURTH

QUARTER AND FULL YEAR SALES RESULTS AND UPDATES EARNINGS

GUIDANCE

•	Reports Fourth Quarter Net Sales Increase of 1.8% and Same Store Sales Decrease of 0.5%

•	Reports Fiscal 2013 Net Sales Increase of 5.6% and Same Store Sales Increase of 3.9%

•

Narrows Fourth Quarter Earnings Guidance to a Range of $0.21 - $0.23 per Diluted Share, Including $0.01 for E-commerce Development Costs, Compared to Prior Year Period Earnings per Diluted Share of $0.19

EL SEGUNDO, Calif., January 13, 2014 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2013 fourth quarter and full year ended December 29, 2013.

For the fiscal 2013 fourth quarter, net sales increased 1.8% to $248.0 million from net sales of $243.6 million for the fourth quarter of fiscal 2012. Same store sales decreased 0.5% for the fourth quarter of fiscal 2013 versus the prior year period. For comparison purposes, the Company’s same store sales increased 6.5% for the fourth quarter of fiscal 2012 over the fourth quarter of the prior year. The Company’s merchandise margins for the fourth quarter of fiscal 2013 increased 47 basis points from the same period in the prior year.

For the fiscal 2013 full year, net sales increased 5.6% to $993.3 million from $940.5 million for fiscal 2012. Same store sales increased 3.9% for the fiscal 2013 full year.

For the fiscal 2013 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.21 to $0.23. This guidance reflects anticipated expenses associated with the development of the Company’s new e-commerce platform of approximately $0.01 per diluted share. For comparison purposes, the Company’s earnings per diluted share for the fourth quarter of fiscal 2012 were $0.19. For the fiscal 2013 full year, the Company now expects to realize earnings per diluted share in the range of $1.24 to $1.26, including legal settlement charges of $0.04 per diluted share and e-commerce development expenses of approximately $0.02 per diluted share, compared to earnings per diluted share for fiscal 2012 of $0.69, including store closing and non-cash impairment charges of $0.04 per diluted share.

“Our sales results for the fourth quarter reflect the anticipated impact of cycling against the surge of firearm and ammunition sales last year, as well as the unfortunate lack of winter weather across our western markets,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “For the quarter, same store sales in our apparel category increased in the low double-digit range, footwear sales were slightly positive and hardgoods sales decreased in the mid-single-digit range, primarily due to lower demand year-over-year for firearms and ammunition products. Given the challenges that we faced during the quarter and the highly promotional retail holiday environment, we feel pleased that we appear positioned to deliver another quarter of earnings growth through improved product margins and controlled operating expenses.”

The Company expects to issue earnings results for the fiscal 2013 fourth quarter and full year by the end of February.

ICR XChange Investor Conference

As previously announced, the Company will be presenting at the 16th Annual ICR XChange Conference, held at the JW Marriott Orlando Grande Lakes in Orlando, Florida, on Tuesday, January 14, 2014, at 10:00 a.m. Eastern Time. During the presentation, the Company will discuss sales results for the fourth quarter and full year of fiscal 2013 and provide additional comments and details. The audio portion of the presentation will be webcast live at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 429 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal year ended December 29, 2013. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of Big 5’s new e-commerce platform or delay in completing the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2012 and Quarterly Report on Form 10-Q for the third quarter of fiscal 2013. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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